The Rubicon Project, Inc. S-4

Exhibit 5.1

 Letterhead Gibson, Dunn & Crutcher LLP

[      ], 2020

The Rubicon Project, Inc.

12181 Bluff Creek Drive, 4th Floor

Los Angeles, CA 90094

Re:	The Rubicon Project, Inc. Registration Statement on Form S-4 (File No. 333-[ ])

Ladies and Gentlemen:

We have acted as counsel to The Rubicon Project, Inc., a Delaware corporation (“Rubicon Project”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance by Rubicon Project of shares of Rubicon Project common stock, par value $0.00001 per share (the “Rubicon Project Shares”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2019, by and among Rubicon Project, Madison Merger Corp., a Delaware corporation and wholly owned subsidiary of Rubicon Project, and Telaria, Inc., a Delaware corporation.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals of such documents, corporate records, certificates of officers of Rubicon Project and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of Rubicon Project or certificates obtained from public officials and others. In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Rubicon Project Shares, the Registration Statement will have been declared effective under the Securities Act and that the registration will apply to such Rubicon Project Shares and will not have been modified or rescinded.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Rubicon Project Shares, when issued in accordance with the terms and conditions of the Merger Agreement, and delivered in the manner and for the consideration stated in the Registration Statement, will be validly issued, fully paid and nonassessable.

[      ], 2020

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,